Subject to Completion
             Preliminary Pricing Supplement dated February 2, 2006



PRICING SUPPLEMENT
------------------
(To prospectus supplement and prospectus dated February 25, 2005)
Pricing Supplement Number:

                               [GRAPHIC OMITTED]
                                1,000,000 Units
                           Merrill Lynch & Co., Inc.
                          Medium-Term Notes, Series C
                         Leveraged Index Return Notes
                  Linked to the Emerging Market Equity Basket
                           due September   , 2009
                                 (the "Notes")
                  $10 original public offering price per unit

                           -----------------------

The Notes;

o   The Notes are designed for investors who are seeking         o   The Notes will be senior unsecured debt securities of
    leveraged exposure to increases in the value of the              Merrill Lynch & Co., Inc., will be part of a series
    Emerging Market Equity Basket, an index basket comprised         entitled "Medium-Term Notes, Series C" and will have the
    of the CECEEUR Index, the Hang Seng China Enterprises            CUSIP No.            .
    Index, the Hang Seng Index, the KOSPI 200 Index and the
    Russian Depositary Index, each initially equally weighted,   o   The settlement date for the Notes is expected to be
    willing to forego interest payments on the Notes and              March   , 2006.
    willing to accept less than the $10 original public
    offering price per unit on the maturity date if the value    Payment on the maturity date:
    of the Emerging Market Equity Basket declines by more than
    20% over the term of the Notes.                              o   The amount you receive on the maturity date will be
                                                                     based on the direction of and percentage change in the
 o  There will be no payments prior to the maturity date and         value of the Emerging Market Equity Basket over the term
    we cannot redeem the Notes prior to the maturity date.           of the Notes. If the value of the Emerging Market Equity
                                                                     Basket:
 o  We have applied to have the Notes quoted on the Nasdaq
    National Market. However, the Nasdaq has not previously          o    has increased, you will receive an amount equal to
    quoted securities having values linked to the indices                 $10 per unit  plus a supplemental amount expected to be
    included in the Emerging Market Equity Basket, and may be             between 101% and 109% of that increase;
    required to enter into certain agreements with exchanges
    on which securities included in the indices are traded           o    has decreased by 20% or less, you will receive $10
    prior to quoting securities such as the Notes.  The                   per unit; or
    application for quotation is therefore not expected to be
    approved prior to the issuance of these Notes, and we can        o    has decreased by more than 20%, you will receive less
    make no representations as to when, if ever, the Notes                than $10 per unit. Any decline in the value of the
    will be quoted, or, whether, if quoted, the Notes will                Emerging Market Equity Basket in excess of 20% will
    remain quoted for the entire term of the Notes.                       result in the amount paid on the maturity date on the
                                                                          Notes being reduced by an amount equal to 125% of the
                                                                          decline in excess of 20%.




         Information included in this pricing supplement supersedes information in the accompanying prospectus supplement and prospectus to the extent that it is different from that information.

         Investing in the Notes involves risks that are described in the "Risk Factors" section beginning on page PS-7 of this pricing supplement and the accompanying prospectus supplement.

                        ------------------------------

                                                                                          Per Unit                Total
                                                                                          --------                -----
                Public offering price (1).........................................         $10.00                   $
                Underwriting discount.............................................           $.20                   $
                Proceeds, before expenses, to Merrill Lynch & Co., Inc............          $9.80                   $

         (1) The public offering price and the underwriting discount for any single transaction to purchase between 100,000 to 299,999 units will be $9.95 per unit and $.15 per unit, respectively, for any single transaction to purchase between 300,000 to 499,999 units will be $9.90 per unit and $.10 per unit, respectively, and for any single transaction to purchase 500,000 units or more will be $9.85 per unit and $.05 per unit, respectively.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                      ---------------------------------

                              Merrill Lynch & Co.

                      ---------------------------------

         The date of this pricing supplement is February      , 2006.

"Leveraged Index Return Notes" is a service mark of Merrill Lynch & Co., Inc.

                                                 Pricing Supplement

SUMMARY INFORMATION--Q&A.......................................................................................PS-3
RISK FACTORS...................................................................................................PS-7
DESCRIPTION OF THE NOTES......................................................................................PS-11
THE BASKET....................................................................................................PS-17
UNITED STATES FEDERAL INCOME TAXATION.........................................................................PS-32
ERISA CONSIDERATIONS..........................................................................................PS-35
USE OF PROCEEDS AND HEDGING...................................................................................PS-36
SUPPLEMENTAL PLAN OF DISTRIBUTION.............................................................................PS-36
EXPERTS.......................................................................................................PS-36
INDEX OF CERTAIN DEFINED TERMS................................................................................PS-37

                                               Prospectus Supplement

RISK FACTORS....................................................................................................S-3
DESCRIPTION OF THE NOTES........................................................................................S-4
UNITED STATES FEDERAL INCOME TAXATION..........................................................................S-21
PLAN OF DISTRIBUTION...........................................................................................S-28
VALIDITY OF THE NOTES..........................................................................................S-29

                                                     Prospectus

Merrill Lynch & Co., Inc..........................................................................................2
Use of Proceeds...................................................................................................2
Ratio of Earnings to Fixed Charges and Ratio of Earnings to
Combined Fixed Charges and Preferred Stock Dividends..............................................................3
The Securities....................................................................................................3
Description of Debt Securities....................................................................................4
Description of Debt Warrants.....................................................................................15
Description of Currency Warrants.................................................................................17
Description of Index Warrants....................................................................................18
Description of Preferred Stock...................................................................................24
Description of Depositary Shares.................................................................................29
Description of Preferred Stock Warrants..........................................................................33
Description of Common Stock......................................................................................35
Description of Common Stock Warrants.............................................................................38
Plan of Distribution.............................................................................................41
Where You Can Find More Information..............................................................................42
Incorporation of Information We File With the SEC................................................................42
Experts  ........................................................................................................43

                                                       PS-2

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                           SUMMARY INFORMATION--Q&A


         This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying prospectus supplement and prospectus to help you understand the Leveraged Index Return Notes Linked to the Emerging Market Equity Basket due September , 2009 (the "Notes"). You should carefully read this pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the Notes, the Emerging Market Equity Basket (the "Basket") and the tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should carefully review the "Risk Factors" section in this pricing supplement and in the accompanying prospectus supplement, which highlights certain risks associated with an investment in the Notes, to determine whether an investment in the Notes is appropriate for you.

         References in this pricing supplement to "ML&Co.", "we", "us" and "our" are to Merrill Lynch & Co., Inc. and references to "MLPF&S" are to Merrill Lynch, Pierce, Fenner & Smith Incorporated and references to "MLI" are to Merrill Lynch International.

What are the Notes?

         The Notes will be part of a series of senior debt securities issued by ML&Co. entitled "Medium-Term Notes, Series C" and will not be secured by collateral. The Notes will rank equally with all of our other unsecured and
unsubordinated debt. The Notes will mature on September     , 2009. We cannot
redeem the Notes at an earlier date. We will not make any payments on the Notes until the maturity date.

         Each unit will represent a single Note with a $10 original public offering price. You may transfer the Notes only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled "Description of Debt Securities--Depositary" in the accompanying prospectus.

Are there any risks associated with my investment?

         Yes, an investment in the Notes is subject to certain risks, including the risk of loss. Please refer to the section entitled "Risk Factors" in this pricing supplement and the accompanying prospectus supplement.

Who determines the value of the Basket and what does the Basket reflect?

         Merrill Lynch International ("MLI"), as calculation agent, will determine the value of the Basket as described in the section entitled "The Basket" in this pricing supplement. The Basket is designed to allow investors to participate in the movement of the levels of certain indices, as reflected by changes in the value of the Basket, over the term of the Notes. The indices that will comprise the Basket are the CECEEUR Index, the Hang Seng China Enterprises Index, the Hang Seng Index, the KOSPI 200 Index and the Russian Depositary Index (each a "Basket Index" and together the "Basket Indices"). Each Basket Index will initially be assigned an equal weighting so that each Basket Index will represent an equal portion of the value of the Basket on the date the Notes are priced for initial sale to the public (the "Pricing Date").

         In addition, a fixed factor (the "Multiplier") will be determined on the Pricing Date for each Basket Index by taking the weighting for that Basket Index, multiplying that weighting (as a percentage) by 100, and then dividing the result by the closing level of that Basket Index on the Pricing Date. The Multipliers can be used to calculate the value of the Basket on any given day by summing the products of each Basket Index and its designated Multiplier, as described in this pricing supplement. The Multipliers for each Basket Index will be listed in the section entitled "The Basket" in this pricing supplement.

         The Notes are debt obligations of ML&Co. An investment in the Notes does not entitle you to any dividends, voting rights or any other ownership interest in the stocks of the companies included in any of the Basket Indices.

How has the Basket performed historically?

         The Basket will not exist until the Pricing Date. We have, however, included a table and a graph showing hypothetical historical month-end


                                     PS-3
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

values of the Basket from January 2000 through December 2005 based upon the Multiplier for each Basket Index calculated as of January 27, 2006 and historical levels of each Basket Index. In addition, we have included tables and graphs showing the historical month-end levels of each Basket Index from January 2000 through December 2005. The tables and graphs referred to in this paragraph are included in the section entitled "The Basket" in this pricing supplement.

         We have provided this hypothetical historical and historical information to help you evaluate the behavior of the Basket in various economic environments; however, this information is not necessarily indicative of how the Basket will perform in the future.

What will I receive on the maturity date of the Notes?

         On the maturity date, you will receive a cash payment per unit equal to the Redemption Amount.

         The "Redemption Amount" to which you will be entitled will depend on the percentage change in the value of the Basket over the term of the Notes and will equal:

         (i) If the Ending Value is greater than or equal to the Starting
Value:


      (       (                               )                      )
      (       ( Ending Value - Starting Value )                      )
$10 + ( $10 x ( ----------------------------- ) x Participation Rate )
      (       (        Starting Value         )                      )
      (       (                               )                      )


         (ii) If the Ending Value is less than the Starting Value but is greater than or equal to the Threshold Value, the $10 original public offering price per unit; or

         (iii) If the Ending Value is less than the Threshold Value:

                              (               )
                              (  Ending Value )
                        $10 x ( ------------- ) x 125%
                              ( Starting Value)
                              (               )

         The "Starting Value" will be set to 100 on the Pricing Date.

         The "Ending Value" means the average of the values of the Basket at the close of the market on five business days shortly before the maturity date of the Notes. We may calculate the Ending Value by reference to fewer than five or even a single day's closing value if, during the period shortly before the maturity date of the Notes, there is a disruption in the trading of a sufficient number of stocks included in any Basket Index or certain futures or options contracts relating to a Basket Index.

         The "Threshold Value" is 80% of the Starting Value.

         The "Participation Rate" will be a fixed percentage expected to be between 101% and 109%. The actual Participation Rate will be determined on the Pricing Date and set forth in the final pricing supplement made available in connection with sales of the Notes.

         In the event that the value of the Basket declines over the term of the Notes by more than 20% from the Starting Value, the amount you receive on the maturity date will be less, and possibly significantly less, than the $10 original public offering price per unit. Any decline in the Basket below the Threshold Value will result in the amount paid on the maturity date on the Notes being reduced by an amount equal to 125% of the decline in excess of 20%.

         For more specific information about the Redemption Amount, please see the section entitled "Description of the Notes" in this pricing supplement.


                                     PS-4
-------------------------------------------------------------------------------

------------------------------------------------------------------------------

  Examples

       Set forth below are three examples of Redemption Amount calculations, assuming for Example 3, a Participation Rate of 105%, the midpoint of the expected range of 101% and 109%:

  Example 1--The hypothetical Ending Value is 50% of the Starting Value:

    Starting Value: 100
    Hypothetical Ending Value: 50

                                         (  50  )
    Redemption Amount (per unit) = $10 x (------) x 125% = $6.25
                                         ( 100  )

  Example 2--The hypothetical Ending Value is 90% of the Starting Value and not less than the Threshold Value:

    Starting Value: 100
    Hypothetical Ending Value: 90
    Redemption Amount (per unit) = $10

  Example 3--The hypothetical Ending Value is 150% of the Starting Value and is less than the Threshold Value:

    Starting Value: 100
    Hypothetical Ending Value: 150

                                   (      (150-100)       )
    Redemption Amount (per unit) = ($10 x (-------) x 105%) = $15.25
                                   (      (  100  )       )

------------------------------------------------------------------------------

Will I receive interest payments on the Notes?

         You will not receive any interest payments on the Notes, but will instead receive the Redemption Amount on the maturity date. We have designed the Notes for investors who are seeking leveraged exposure to increases in the value of the Basket, willing to forego interest payments on the Notes, such as fixed or floating interest rates paid on traditional interest bearing debt securities, and willing to accept less than the $10 original public offering price per unit on the maturity date if the value of the Basket declines by more than 20% over the term of the Notes.

What about taxes?

         The United States federal income tax consequences of an investment in the Notes are complex and uncertain. By purchasing a Note, you and ML&Co. agree, in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary, to characterize a Note for all tax purposes as a pre-paid cash-settled forward contract linked to the value of the Basket. Under this characterization of the Notes, you should be required to recognize gain or loss to the extent that you receive cash on the maturity date or upon a sale or exchange of a Note prior to the maturity date. You should review the discussion under the section entitled "United States Federal Income Taxation" in this pricing supplement.

Will the Notes be listed on a stock exchange?

         We have applied to have the Notes quoted on the Nasdaq National Market. However, the Nasdaq has not previously quoted securities having values linked to the indices included in the Basket, and may be required to enter into certain agreements with exchanges on which securities included in the indices are traded prior to quoting securities such as the Notes. The application for quotation is therefore not expected to be approved prior to the issuance of these Notes, and we can make no representations as to when, if ever, the Notes will be quoted, or, whether, if quoted, the Notes will remain quoted for the entire term of the Notes. In any event, you should be aware that quotation of the Notes on The Nasdaq National Market would not necessarily ensure that a liquid trading market would be available for the Notes. You should review the section entitled "Risk Factors--There may be an uncertain trading market for the Notes and the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date will be affected by this and other important factors including our costs of developing, hedging and distributing the Notes" in this pricing supplement.


-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

What price can I expect to receive if I sell the Notes prior to the stated maturity date?

         In determining the economic terms of the Notes, and consequently the potential return on the Notes to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging and offering the Notes. In structuring the economic terms of the Notes, we seek to provide investors with what we believe to be commercially reasonable terms and to provide MLPF&S with compensation for its services in developing the Notes.

         If you sell your Notes prior to the stated maturity date, you will receive a price determined by market conditions for the Notes. This price may be influenced by many factors, such as interest rates, volatility and the current value of the Basket. In addition, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the Notes, namely the underwriting discount paid in respect of the Notes and other costs associated with the Notes, and compensation for developing and hedging the product. Depending on the impact of these factors, you may receive significantly less than the $10 original public offering price per unit of your Notes if sold before the stated maturity date.

         In a situation where there had been no movement in the value of the Basket and no changes in the market conditions from those existing on the date of this pricing supplement, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be lower than the $10 original public offering price per unit. This is due to, among other things, our costs of developing, hedging and distributing the Notes. Any potential purchasers for your Notes in the secondary market are unlikely to consider these factors.

What is the role of MLPF&S?

         Our subsidiary MLPF&S is the underwriter for the offering and sale of the Notes. After the initial offering, MLPF&S intends to buy and sell Notes to create a secondary market for holders of the Notes, and may stabilize or maintain the market price of the Notes during their initial distribution. However, MLPF&S will not be obligated to engage in any of these market activities or continue them once it has started.

What is the role of Merrill Lynch International?


         MLI, as the Calculation Agent, will be our agent for purposes of determining the value of the Basket Indices, the Ending Value and the Redemption Amount. Under certain circumstances, MLI as Calculation Agent and its other business activities or its affiliation to ML&Co. could give rise to conflicts of interest. MLI is required to carry out its duties as Calculation Agent in good faith and using its reasonable judgment.

What is ML&Co.?

         Merrill Lynch & Co., Inc. is a holding company with various subsidiaries and affiliated companies that provide investment, financing, insurance and related services on a global basis.

         For information about ML&Co., see the section entitled "Merrill Lynch & Co., Inc." in the accompanying prospectus. You should also read the other documents we have filed with the SEC, which you can find by referring to the section entitled "Where You Can Find More Information" in the accompanying prospectus.


                                     PS-6
-------------------------------------------------------------------------------

                                 RISK FACTORS

         Your investment in the Notes will involve risks. You should carefully consider the following discussion of risks and the discussion of risks included in the accompanying prospectus supplement before deciding whether an investment in the Notes is suitable for you.

Risks relating to the Notes

Your investment may result in a loss

         We will not repay you a fixed amount of principal on the Notes on the maturity date. The payment on the Notes you receive will depend on the change in the value of the Basket. Because the value of the Basket is subject to market fluctuations, the payment on the Notes you receive may be more or less than the $10 original public offering price per unit of the Notes. If the Ending Value is less than the Threshold Value, the Redemption Amount will be less, and possibly significantly less, than the $10 original public offering price per unit.

         Any decline in the value of the Basket below the Threshold Value will result in the amount paid on the maturity date on the Notes being reduced by an amount equal to 125% of the decline in excess of 20%.

Your yield may be lower than the yield on other debt securities of comparable maturity

         The yield that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a traditional interest bearing debt security of ML&Co. with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike traditional interest bearing debt securities, the Notes do not guarantee the return of a principal amount on the maturity date.

Your return will not reflect the value of any dividends that may be paid on the stocks included in the Basket Indices

         The return on your Notes will not reflect the return you would realize if you actually owned the stocks included in each Basket Index and received the dividends paid on those stocks, if any, because the value of the Basket is calculated by reference to the prices of the common stocks included in each Basket Index without taking into consideration the value of dividends paid on those stocks.

Your return may be affected by factors affecting international securities markets

         The Basket Indices are computed by reference to the value of the equity securities of companies listed on various European and Asian exchanges. The return on the Notes will be affected by factors affecting the value of securities in these markets. The European and Asian securities markets may be more volatile than United States or other securities markets and may be affected by market developments in different ways than United States or other securities markets. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in these markets may affect prices and the volume of trading in those markets. Also, there is generally less publicly available information about European or Asian companies than about United States companies that are subject to the reporting requirements of the Securities and Exchange Commission (the "SEC"). Additionally, accounting, auditing and financial reporting standards and requirements in Europe and Asia differ from those applicable to United States reporting companies.

         The prices and performance of securities of companies in Europe and Asia may be affected by political, economic, financial and social factors in those regions. In addition, recent or future changes in a country's government, economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect the international securities markets. Moreover, the relevant European and Asian economies may differ favorably or unfavorably from the United States economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

         The Basket Indices include stocks of companies incorporated in the People's Republic of China, Hong Kong, South Korea, Russia, the Czech Republic, Hungary and Poland. Each of these countries has its own risks and special circumstances which may positively or negatively impact the underlying companies and stock exchanges represented by the Basket Indices and, therefore, the value of the Notes. Political, economic and social changes in these countries may negatively impact the value of the Basket Indices.

         There may be an uncertain trading market for the Notes and the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date will be affected by this and other important factors including our costs of developing, hedging and distributing the Notes

         We have applied to have the Notes quoted on the Nasdaq National Market. However, the Nasdaq has not previously quoted securities having values linked to the indices included in the Emerging Market Equity Basket, and may be required to enter into certain agreements with exchanges on which securities included in the indices are traded prior to quoting securities such as the Notes. The application for quotation is therefore not expected to be approved prior to the issuance of these Notes, and we can make no representations as to when, if ever, the Notes will be quoted, or, whether, if quoted, the Notes will remain quoted for the entire term of the Notes. In any event, you should be aware that quotation of the Notes on The Nasdaq National Market would not necessarily ensure that a trading market would develop for the Notes. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market. The development of a trading market for the Notes will depend on our financial performance and other factors, including changes in the level of the Basket. If the trading market for the Notes is limited, there may be a limited number of buyers for your Notes if you do not wish to hold your investment until the stated maturity date. This may affect the price you receive.

         If a market-maker (which may be MLPF&S) makes a market in the Notes, the price it quotes would reflect any changes in market conditions and other relevant factors. In addition, the price at which you could sell your Notes in a secondary market transaction is expected to be affected by factors that we considered in setting the economic terms of the Notes, namely the underwriting discount paid in respect of the Notes and other costs associated with the Notes, and compensation for developing and hedging the product. This quoted price could be higher or lower than the original issue price. MLPF&S is not obligated to make a market in the Notes.

         Assuming there is no change in the value of the Basket and no change in market conditions or any other relevant factors, the price at which a purchaser (which may include MLPF&S) might be willing to purchase your Notes in a secondary market transaction is expected to be lower than the original issue price. This is due to, among other things, the fact that the original issue price included, and secondary market prices are likely to exclude, underwriting discount paid with respect to, and the developing and hedging costs associated with, the Notes.

Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

         The trading value of the Notes will be affected by factors that interrelate in complex ways. The effect of one factor may offset the increase in the trading value of the Notes caused by another factor and the effect of one factor may exacerbate the decrease in the trading value of the Notes caused by another factor. For example, increases in interest rates may offset some or all of any increase in the trading value of the Notes attributable to another factor, such as an increase in the value of the Basket. The following paragraphs describe the expected impact on the trading value of the Notes given a change in a specific factor, assuming all other conditions remain constant.

         The value of the Basket is expected to affect the trading value of the Notes. We expect that the trading value of the Notes will depend substantially on the amount, if any, by which the value of the Basket exceeds or does not exceed the Starting Value and the Threshold Value. If you choose to sell your Notes when the value of the Basket exceeds the Starting Value, you may receive substantially less than the amount that would be payable on the maturity date based on this value because of the expectation that the value of the Basket will continue to fluctuate until the Ending Value is determined.

         Changes in the levels of interest rates are expected to affect the trading value of the Notes. We expect that changes in interest rates will affect the trading value of the Notes. Generally, if United States interest rates increase, we expect the trading value of the Notes will decrease and, conversely, if United States interest rates decrease, we expect the trading value of the Notes will increase. If interest rates increase or decrease in markets related to the Basket Indices, the trading value of the Notes may be adversely affected. The level of interest rates in the United States, Europe or Asia may also affect the applicable economies and in turn the value of the related Basket Index and, thus, the trading value of the Notes.

         Changes in the volatility of the Basket Indices are expected to affect the trading value of the Notes. Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of any of the Basket Indices increases or decreases, the trading value of the Notes may be adversely affected.

         Changes in dividend yields on the stocks included in the Basket Indices are expected to affect the trading value of the Notes. In general, if dividend yields on the stocks included in the Basket Indices increase, we expect that the trading value of the Notes will decrease and, conversely, if dividend yields on these stocks decrease, we expect that the trading value of the Notes will increase.

         As the time remaining to the stated maturity date of the Notes decreases, the "time premium" associated with the Notes is expected to decrease. We anticipate that before their stated maturity date, the Notes may trade at a value above that which would be expected based on the level of interest rates and the value of the Basket. This difference will reflect a "time premium" due to expectations concerning the value of the Basket during the period before the stated maturity date of the Notes. However, as the time remaining to the stated maturity date of the Notes decreases, we expect that this time premium will decrease, lowering the trading value of the Notes.

         Changes in our credit ratings may affect the trading value of the Notes. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Notes. However, because the return on your Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the percentage increase, if any, in the value of the Basket over the term of the Notes, an improvement in our credit ratings will not reduce the other investment risks related to the Notes.

         In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Notes of a given change in some of the factors listed above will be less if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes. We expect, however, that the effect on the trading value of the Notes of a given change in the value of the Basket will be greater if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes.

Amounts payable on the Notes may be limited by state law

         New York State law governs the 1983 Indenture under which the Notes will be issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the Notes. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

         While we believe that New York law would be given effect by a state or federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the holders of the Notes, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

Purchases and sales by us and our affiliates may affect your return

         We and our affiliates may from time to time buy or sell the stocks underlying the Basket Indices or futures or options contracts on the Basket Indices for our own accounts for business reasons and expect to enter into these transactions in connection with hedging our obligations under the Notes. These transactions could affect the price of these stocks and, in turn, the value of the Basket in a manner that could be adverse to your investment in the Notes. Any purchases or sales by us, our affiliates or others on our behalf on or before the Pricing Date may temporarily increase or decrease the prices of the stocks included in the Basket. Temporary increases or decreases in the market prices of these stocks may also occur as a result of the purchasing activities of other market participants. Consequently, the prices of these stocks may change subsequent to the Pricing Date, affecting the value of the Basket and therefore the trading value of the Notes.

Potential conflicts of interest could arise


         The Calculation Agent is responsible for the calculation of the Basket Index pursuant to the formula. While the application of the formula is largely objective, there are certain situations where the Calculation Agent will exercise judgment in its capacity as the Calculation Agent. The Calculation Agent will also be responsible for calculating the value of the Basket Indices. The Calculation Agent for the Notes is MLI, our affiliate. Under certain circumstances, MLI as our subsidiary and its responsibilities as Calculation Agent for the Notes could give rise to conflicts of interest. MLI is required to carry out its duties as Calculation Agent in good faith and using its reasonable judgment. However, because we control MLI, potential conflicts of interest could arise. These conflicts could occur, for instance, in connection with its determination as to whether the value of the Basket can be calculated on a particular trading day, or in connection with judgments that it would be required to make in the event of a discontinuance or unavailability of a Basket Index. See the sections entitled "Description of the Notes--Adjustments to the Basket Indices; Market Disruption Events" and "--Discontinuance of the Basket Indices " in this pricing supplement. MLI is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, because we control MLI, potential conflicts of interest could arise.

         We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the amounts due on the maturity date on the Notes. We may seek competitive terms in entering into the hedging arrangements for the Notes, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliated companies. Such hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

         ML&Co. or its affiliates may presently or from time to time engage in business with one or more of the companies included in the Basket Indices including extending loans to, or making equity investments in, those companies or providing advisory services to those companies, including merger and acquisition advisory services. In the course of business, ML&Co. or its affiliates may acquire non-public information relating to those companies and, in addition, one or more affiliates of ML&Co. may publish research reports about those companies. ML&Co. does not make any representation to any purchasers of the Notes regarding any matters whatsoever relating to the companies included in any of the Basket Indices. Any prospective purchaser of the Notes should undertake an independent investigation of the companies included in the Basket Indices as in its judgment is appropriate to make an informed decision regarding an investment in the Notes. The composition of those companies does not reflect any investment recommendations of ML&Co. or its affiliates.

Tax consequences are uncertain

         You should consider the tax consequences of investing in the Notes, aspects of which are uncertain. See the section entitled "United States Federal Income Taxation" in this pricing supplement.

                           DESCRIPTION OF THE NOTES

         ML&Co. will issue the Notes as part of a series of senior debt securities entitled "Medium-Term Notes, Series C" under the 1983 Indenture, which is more fully described in the accompanying prospectus. The Notes will
mature on September    , 2009. Information included in this pricing supplement
supersedes information in the accompanying prospectus supplement and prospectus to the extent that it is different from that information. The CUSIP
number for the Notes is         .

         While on the maturity date a holder of a Note will receive an amount equal to the Redemption Amount, there will be no other payment of interest, periodic or otherwise. See the section entitled "--Payment on the Maturity Date".

         The Notes will not be subject to redemption by ML&Co. or at the option of any holder prior to the maturity date.

         ML&Co. will issue the Notes in denominations of whole units each with a $10 original public offering price per unit. You may transfer the Notes only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled "Description of Debt Securities--Depositary" in the accompanying prospectus.

         The Notes will not have the benefit of any sinking fund.

Payment on the Maturity Date

         On the maturity date, you will be entitled to receive a cash payment per unit equal to the Redemption Amount, as provided below.

   Determination of the Redemption Amount

         The "Redemption Amount" per unit denominated in dollars will be determined by the calculation agent and will equal:

         (i) If the Ending Value is equal to or greater than the Starting
Value:

      (       (                               )                      )
      (       ( Ending Value - Starting Value )                      )
$10 + ( $10 x ( ----------------------------- ) x Participation Rate )
      (       (        Starting Value         )                      )
      (       (                               )                      )

         (ii) If the Ending Value is less than the Starting Value but is equal to or greater than the Threshold Value, the $10 original public offering price per unit; or

         (iii) If the Ending Value is less than the Threshold Value:

                              (               )
                              (  Ending Value )
                        $10 x ( ------------- ) x 125%
                              ( Starting Value)
                              (               )

         The "Starting Value" will to be set 100 on the date the Notes are priced for initial sale to the public (the "Pricing Date").

         The "Ending Value" will be determined by the calculation agent and will equal the average of the closing values of the Basket determined on each of the first five Calculation Days during the Calculation Period. If there are fewer than five Calculation Days during the Calculation Period, then the Ending Value will equal the average of the closing values of the Basket on those Calculation Days. If there is only one Calculation Day during the Calculation Period, then the Ending Value will equal the closing value of the Basket on that Calculation Day. If no Calculation Days occur during the Calculation Period, then the Ending Value will equal the closing value of the Basket determined on the last scheduled Basket Business Day in the Calculation Period, regardless of the occurrence of a Market Disruption Event (as described below under "--Adjustments to the Basket Indices; Market Disruption Events") on that scheduled Basket Business Day.

         The "Threshold Value" is 80% of the Starting Value.

         The "Participation Rate" will be a fixed percentage expected to be between 101% and 109%. The actual Participation Rate will be determined on the Pricing Date and set forth in the final pricing supplement made available in connection with sales of the Notes.

         The "Calculation Period" means the period from and including the seventh scheduled Basket Business Day before the maturity date to and including the second scheduled Basket Business Day before the maturity date.

         A "Calculation Day" means any Basket Business Day during the Calculation Period on which a Market Disruption Event has not occurred.

         A "Basket Business Day" means a day on which the New York Stock Exchange (the "NYSE"), the AMEX and The Nasdaq Stock Market (the "Nasdaq") are open for trading and the Basket Indices or any successor indices are calculated and published.

         All determinations made by the calculation agent, absent a determination of a manifest error, will be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the Notes.

Hypothetical Returns

         The following table illustrates, for the Starting Value and a range of hypothetical Ending Values of the Basket:

         o the percentage change from the Starting Value to the hypothetical Ending Value;

         o        the total amount payable on the maturity date for each Note;

         o        the total rate of return to holders of the Notes;

         o the pretax annualized rate of return to holders of the Notes; and

         o the pretax annualized rate of return of an investment in the stocks included in the Basket Indices, which includes an assumed aggregate dividend yield of 1.95% per annum, as more fully described below.

         The table below includes a Threshold Value of 80% and assumes a Participation Rate of 105%, the midpoint of the expected range of 101% and 109%.

                                                                                        Pretax
                                      Total amount                   Pretax         annualized rate
                    Percentage         payable on                  annualized         of return of
                  change from the         the         Total rate     rate of        stocks included
                  Starting Value        maturity          of        return on            in the
 Hypothetical   to the hypothetical       date         return on       the               Basket
 Ending Value      Ending Value         per Note       the Notes    Notes(1)         Indices(1)(2)
-------------------------------------------------------------------------------------------------------

    20.00             -80%               $2.50        -75.00%       -35.95%            -36.46%
    30.00             -70%               $3.75        -62.50%       -26.16%            -28.02%
    40.00             -60%               $5.00        -50.00%       -18.86%            -21.51%
    50.00             -50%               $6.25        -37.50%       -12.99%            -16.17%
    60.00             -40%               $7.50        -25.00%        -8.06%            -11.63%
    70.00             -30%               $8.75        -12.50%        -3.78%             -7.67%
    80.00             -20%              $10.00          0.00%         0.00%             -4.14%
    90.00             -10%              $10.00          0.00%         0.00%             -0.95%
   100.00(3)            0%              $10.00          0.00%         0.00%              1.95%
   110.00              10%              $11.05         10.50%         2.87%              4.63%
   120.00              20%              $12.10         21.00%         5.52%              7.11%
   130.00              30%              $13.15         31.50%         7.98%              9.42%
   140.00              40%              $14.20         42.00%        10.28%             11.59%
   150.00              50%              $15.25         52.50%        12.43%             13.64%
   160.00              60%              $16.30         63.00%        14.46%             15.57%

--------------------------------------

(1) The annualized rates of return specified in this column are calculated on a semiannual bond equivalent basis and assume an investment term from January 28, 2006 to July 28, 2009, a term expected to be equal to that of the Notes.

(2)      This rate of return assumes:

         (a) a percentage change in the aggregate price of the stocks underlying each of the Basket Indices, and consequently a percentage change in each Basket Index, that equals the percentage change in the Basket from the Starting Value to the relevant hypothetical Ending Value;

         (b) a constant dividend yield of 1.95% per annum (which equals the average of a dividend yield of 2.12% for the CECEEUR Index, 2.05% for the Hang Seng China Enterprises Index, 3.31% for the Hang Seng Index, 1.00% for the KOSPI 200 Index and 1.27% for the Russian Depositary Index), paid quarterly from the date of initial delivery of the Notes, applied to the value of the Basket at the end of each quarter assuming this value increases or decreases linearly from the Starting Value to the applicable hypothetical Ending Value; and

         (c)      no transaction fees or expenses.

(3)      This will be the Starting Value of the Basket on the Pricing Date.

         The above figures are for purposes of illustration only. The actual amount received by you and the resulting total and pretax annualized rates of return will depend on the actual Ending Value, Participation Rate and term of your investment.

         The following graph illustrates the total dollar return (per unit) you would receive on each Note for a range of hypothetical Ending Values (expressed as a percentage change from the Starting Value), including a Threshold Value of 80% and assuming a Participation Rate of 105%, the midpoint of the expected range of 101% and 109%.

                               [GRAPHIC OMITTED]

Adjustments to the Basket Indices; Market Disruption Events


         If at any time Wiener Borse AG (the "Wiener Borse"), HSI Services Limited ("HSI") or the Korean Stock Exchange ("KSE") (each an "Index Publisher") makes a material change in the formula for or the method of calculating its respective Basket Index or in any other way materially modifies that Basket Index so that the Basket Index does not, in the opinion of the calculation agent, fairly represent the level of that Basket Index had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, on each date that the closing value of the Basket is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a level of a stock index comparable to that Basket Index as if those changes or modifications had not been made, and calculate the closing level with reference to the Basket Index, as so adjusted. Accordingly, if the method of calculating a Basket Index is modified so that the level of the Basket Index is a fraction or a multiple of what it would have been if it had not been modified, e.g., due to a split, then the calculation agent will adjust the Basket Index in order to arrive at a level of the Basket Index as if it had not been modified, e.g., as if a split had not occurred.


         "Market Disruption Event" means either of the following events as determined by the calculation agent:

         (A) the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise a Basket Index or any successor index; or

         (B) the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts or futures contracts related to a Basket Index, or any successor index.

         For the purpose of determining whether a Market Disruption Event has occurred:

            (1) a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

            (2) a decision to permanently discontinue trading in the relevant futures or options contracts related to the applicable Basket Index, or any successor index, will not constitute a Market Disruption Event;

            (3) a suspension in trading in a futures or options contract on the applicable Basket Index, or any successor index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to that Basket Index; and

            (4) a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances.

         The occurrence of a Market Disruption Event could affect the calculation of the payment you may receive on the maturity date. See the section entitled "--Payment on the Maturity Date" in this pricing supplement.

Discontinuance of the Basket Indices

         If an Index Publisher discontinues publication of its respective Basket Index and the Index Publisher or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to that Basket Index (a "successor index"), then, upon the calculation agent's notification of that determination to the trustee and ML&Co., the calculation agent will substitute the successor index as calculated by the relevant Index Publisher or any other entity for the Basket Index and calculate the Ending Value as described above under "--Payment on the Maturity Date". Upon any selection by the calculation agent of a successor index, ML&Co. will cause notice to be given to holders of the Notes.

         In the event that an Index Publisher discontinues publication of its respective Basket Index and:

         o        the calculation agent does not select a successor index; or

         o the successor index is not published on any of the Calculation Days,

the calculation agent will compute a substitute level for that Basket Index in accordance with the procedures last used to calculate that Basket Index before any discontinuance. If a successor index is selected or the calculation agent calculates a level as a substitute for a Basket Index as described below, the successor index or level will be used as a substitute for that Basket Index for all purposes, including the purpose of determining whether a Market Disruption Event exists.

         If an Index Publisher discontinues publication of its respective Basket Index before the Calculation Period and the calculation agent determines that no successor index is available at that time, then on each Business Day until the earlier to occur of:

         o        the determination of the Ending Value; and

         o a determination by the calculation agent that a successor index is available,

the calculation agent will determine the value that would be used in computing the Redemption Amount as described in the preceding paragraph as if that day were a Calculation Day. The calculation agent will cause notice of each value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation and arrange for information with respect to these values to be made available by telephone.

         A "Business Day" is any day that is either (i) a Basket Business Day or (ii) a day on which the applicable exchanges listing the stocks of companies used to calculate a substitute level for a Basket Index following a discontinuance, as discussed above, are open for trading.

         Notwithstanding these alternative arrangements, discontinuance of the publication of a Basket Index may adversely affect trading in the Notes.

Events of Default and Acceleration

         In case an Event of Default with respect to any Notes has occurred and is continuing, the amount payable to a holder of a Note upon any acceleration permitted by the Notes, with respect to each $10 original public offering price per unit, will be equal to the Redemption Amount, calculated as though the date of acceleration were the stated maturity date of the Notes.

         In case of default in payment of the Notes, whether on the stated maturity date or upon acceleration, from and after that date the Notes will bear interest, payable upon demand of their holders, at the rate of % per annum, to the extent that payment of any interest is legally enforceable on the unpaid amount due and payable on that date in accordance with the terms of the Notes to the date payment of that amount has been made or duly provided for.

                                  THE BASKET

         The Basket is designed to allow investors to participate in the percentage change in the level of the CECEEUR Index, the Hang Seng China Enterprises Index, the Hang Seng Index, the KOSPI 200 Index and the Russian Depositary Index over the term of the Notes. The Basket Indices are described in the sections below. Each Basket Index will be assigned an equal weighting so that each Basket Index will represent an equal portion of the value of the Basket on the Pricing Date.

         The Index Publishers have no obligations relating to the Notes or amounts to be paid to you, including any obligation to take the needs of ML&Co. or of holders of the Notes into consideration for any reason. The Index Publishers will not receive any of the proceeds of the offering of the Notes and are not responsible for, and have not participated in, the offering of the Notes and are not responsible for, and will not participate in, the determination or calculation of the amount receivable by holders of the Notes.

Determination of the Multiplier for each Basket Index

         A fixed factor (the "Multiplier") will be determined for each Basket Index, based upon the weighting of that Basket Index. The Multiplier for each Basket Index will be calculated on the Pricing Date and will equal:

         o the weighting (as a percentage) for that Basket Index, multiplied by 100; and

         o divided by the closing level of that Basket Index on the Pricing Date.

         The Multipliers will be calculated in this way so that the value of the Basket will equal 100 on the Pricing Date. The Multipliers will not be revised subsequent to their determination on the Pricing Date except that the calculation agent may in its good faith judgment adjust the Multiplier of any Basket Index in the event that Basket Index is materially changed or modified in a manner that does not, in the opinion of the calculation agent, fairly represent the level of that Basket Index had those material changes or modifications not been made.

         The hypothetical Multipliers for each Basket Index are listed under "--Computation of the Basket" below.

Computation of the Basket

         The calculation agent will calculate the value of the Basket by summing the products of the closing level for each Basket Index on a Calculation Day and the Multiplier applicable to each Basket Index. The value of the Basket will vary based on the increase or decrease in the level of each Basket Index. Any increase in the level of a Basket Index (assuming no change in the levels of the other Basket Indices) will result in an increase in the value of the Basket. Conversely, any decrease in the level of a Basket Index (assuming no change in the levels of the other Basket Indices) will result in a decrease in the value of the Basket. If January 27, 2006 were the Pricing Date, for each Basket Index, the symbol, the weighting, the initial US dollar equivalent closing level, the hypothetical Multiplier and the initial contribution to the Basket value would be as follows:

                                                                                                             Initial
                                                                             Closing       Hypothetical      Basket
Basket Indices                                         Symbol    Weighting   Level(1)     Multiplier (2)      Value
--------------------------------------------------------------------------------------------------------------------

   CECEEUR Index                                      CECEEUR       20%      2372.05       0.00843153         20.00

   Hang Seng China Enterprises Index                   HSCEI        20%      6277.05       0.00318621         20.00

   Hang Seng Index                                      HSI         20%     15753.14       0.00126959         20.00

   KOSPI 200 Index                                     KOSPI2       20%       178.64       0.11195701         20.00

   Russian Depositary Index                             RDX         20%      1761.79       0.01135209         20.00

-----------------------------------------------

(1)   This is the closing level of each Basket Index on January 27, 2006.
(2) The hypothetical Multiplier equals the weighting of the Basket Index multiplied by 100, and then divided by the closing level of that Basket Index on January 27, 2006. The actual Multiplier will be determined on the Pricing Date and set forth in the final pricing supplement made available in connection with sales of the Notes.

Hypothetical Historical Data on the Basket

         While historical information on the Basket will not exist before the Pricing Date, the following table sets forth the hypothetical historical month-end values of the Basket from January 2000 through December 2005 based upon historical levels of each Basket Index, the hypothetical Multipliers and exchange rates indicated above and a Basket value of 100 on January 27, 2006. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the Notes may be. Any historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the Basket is more or less likely to increase or decrease in value at any time over the term of the notes.

                                          2000      2001       2002       2003      2004       2005
                                        --------- ---------  --------- ---------- --------- ----------
January................................   53.34     47.35      45.25     38.97      60.91     67.64
February...............................   53.61     44.34      45.53     39.03      65.39     73.54
March..................................   56.03     40.57      48.40     37.23      64.89     69.05
April..................................   50.63     43.63      49.18     40.04      59.47     67.21
May....................................   49.03     46.45      48.26     42.94      58.70     68.69
June...................................   51.98     45.15      44.21     44.78      58.75     72.60
July...................................   52.84     41.00      41.83     47.47      57.85     78.25
August.................................   53.96     38.52      41.99     52.14      60.23     79.77
September..............................   48.23     34.69      38.67     50.84      63.49     87.58
October................................   45.57     37.73      40.40     55.29      63.61     81.03
November...............................   41.55     41.44      42.75     55.00      66.88     87.15
December...............................   43.71     42.83      39.88     59.67      67.06     90.44

         The following graph sets forth the hypothetical historical performance of the Basket presented in the preceding table. This hypothetical historical information is not necessarily indicative of the future performance of the Basket, and no assurance can be given that the value of the Basket will not decline and thereby reduce the Redemption Amount which may be payable to you on the maturity date.

                              [GRAPHIC OMITTED]

The Basket Indices

The CECEEUR Index

         All the disclosure in this pricing supplement regarding the CECEEUR Index is derived from The Rules for the CECE Index Family published by the Wiener Borse and other publicly available information. This information reflects the policies of the Wiener Borse, as stated in this publicly available information, and is subject to change by the Wiener Borse at its discretion. None of ML&Co., MLPF&S or MLI accepts any responsibility for the calculation, maintenance, or publication of the CECEEUR Index or assume any responsibility for the accuracy of such index or information.

         The CECEEUR Index (index symbol "CECEEUR", the CECE Composite Index denominated in European Union euro) is calculated, published and disseminated by the Wiener Borse. The CECEEUR Index was set to a United States dollar base value of 1,000 index points as of July 15, 1996 and a European Union euro base value of 746.46 index points as of January 4, 1999. The CECEEUR Index is an index currently consisting of the 27 stocks included in three sub-indices, the Czech Traded Index (index symbol "CTX") (index capitalization, as of January 31, 2006, EUR 15,487,410,662), the Hungarian Traded Index (index symbol "HTX") (index capitalization, as of January 31, 2006, EUR 10,962,634,541) and the Polish Traded Index (index symbol "PTX") (index capitalization, as of January 31, 2006, EUR 27,052,427,563) and reflects in real-time the movement of the underlying stocks, as well as currency updates, which occur every two minutes. The CECEEUR Index, the Czech Traded Index, the Hungarian Traded Index and the Polish Traded Index together are referred to as the "CECE Index Family" and are all constructed according to the same principles. The indices of the CECE Index Family are capitalization weighted price indices and are not adjusted for dividend payments on the constituent stocks comprising the indices. The indices of the CECE Index Family incorporate free float factors (the free float of a component stock is defined as the percentage of the shares of the issuing company which are available for trading) which are intended to ensure that the weight of a particular stock in an index roughly corresponds to the fraction of the registered capital that is actually available for public trading on the stock exchange on which it trades. The indices also incorporate a representation factor to ensure that a component stock of the indices cannot exceed a maximum weighting cap of 25%. The CECEEUR Index is calculated on every day that at least one of the local country stock exchanges are open for trading.

         The selection criteria for stocks included in the three country indices comprising the CECEEUR Index are: market capitalization, liquidity, price availability, sector representativeness and market interest, with market capitalization and liquidity as the primary factors. Only ordinary shares of joint-stock companies domiciled in the country covered by the relevant country index and listed and introduced into trading on the local official stock exchange are eligible for inclusion in such country index. There is no prescribed number of stocks to be included in the country indices but inclusion is limited to the most liquid stocks traded on the local country stock exchanges. The selection of stocks for inclusion in the CECEEUR Index is made on a quarterly basis by the CECE Committee, which consists of representatives of the Wiener Borse, Austrian Futures & Options Exchange members, financial institutions issuing financial products on the CECE indices, academic circles and market experts.

Historical data on the CECEEUR Index

         The following table sets forth the closing level of the CECEEUR Index at the end of each month in the period from January 2000 through December 2005. This historical data on the CECEEUR Index is not necessarily indicative of the future performance of the CECEEUR Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the CECEEUR Index during any period set forth below is not an indication that the CECEEUR Index is more or less likely to increase or decrease at any time over the term of the Notes.


                                         2000        2001      2002     2003    2004       2005
                                       ---------  --------- --------- ------- --------  ---------

January................................1139.53     1040.45   989.82    805.62  1013.08   1564.58
February...............................1284.85      908.03   942.49    778.42  1079.11   1818.27
March..................................1277.83      859.27   954.82    763.34  1150.68   1684.76
April..................................1136.36      884.59   988.03    829.04  1141.78   1551.18
May....................................1112.19      959.45   967.47    853.52  1127.54   1616.81
June...................................1064.35      868.57   812.72    819.56  1164.24   1770.81
July...................................1077.10      783.17   757.46    899.45  1157.38   1897.75
August.................................1080.70      732.87   816.57   1016.66  1182.19   2004.02
September.............................. 977.33      677.51   761.99    933.55  1272.95   2221.28
October................................ 964.64      802.47   838.44    980.80  1330.21   2032.16
November............................... 898.60      842.20   892.06    917.00  1432.77   2142.10
December...............................1019.43      857.82   854.44    970.33  1537.86   2218.74

         The following graph sets forth the historical performance of the CECEEUR Index presented in the preceding table. Past movements of the CECEEUR Index are not necessarily indicative of the future performance of the CECEEUR Index. On January 27, 2006, the closing level of the CECEEUR Index was 2,372.05.

                              [GRAPHIC OMITTED]

License Agreement

         ML&Co. and the Wiener Borse have entered into a non-exclusive license agreement providing for the license to ML&Co. of the right to use certain indices calculated by the Wiener Borse in connection with the issuance and marketing of securities, including the Notes.

         The license agreement provides that the following information must be set forth in this pricing supplement:

         "The CECEEUR Index was developed and is real-time calculated and published by Wiener Borse AG. The full name of the Index and its abbreviation are protected by copyright law as trademarks. The CECEEUR index description, rules and composition are available online on www.indices.cc - the index portal of Wiener Borse AG.

         Wiener Borse does not guarantee the accuracy and/or the completeness of the CECEEUR Index or any data included therein and Wiener Borse shall have no liability for any errors, omissions, or interruptions therein.

         A non-exclusive authorization to use the CECEEUR Index in conjunction with financial products was granted upon the conclusion of a license agreement between ML&Co. and Wiener Borse AG. The only relationship to ML&Co. is the licensing of certain trademarks and trade names of CECEEUR Index which is determined, composed and calculated by Wiener Borse without regard to ML&Co. or the Notes. Wiener Borse reserves the rights to change the methods of index calculation or publication, to cease the calculation or publication of the CECEEUR Index or to change the CECEEUR Index trademarks or cease the use thereof.

         The Notes are not in any way sponsored, endorsed, sold or promoted by the Wiener Borse. Wiener Borse makes no warranty or representation whatsoever, express or implied, as to results to be obtained by ML&Co., owners of the Notes, or any other person or entity from the use of the CECEEUR Index or any data included therein. Without limiting any of the foregoing, in no event shall Wiener Borse have any liability for any special, punitive, indirect, or consequential damages (including lost profits), even if notified of the possibility of such damages."

The Hang Seng China Enterprises Index


         All disclosure in this pricing supplement regarding the Hang Seng China Enterprises Index, including, without limitation, its make-up, method of calculation and changes in its components, unless otherwise stated is derived from publicly available information. This information reflects the policies of, and is subject to change by HSI or any of its affiliates (collectively, "HSI Services") and Hang Seng Data Services Limited. None of ML&Co., MLPF&S or MLI accepts any responsibility for the calculation, maintenance, or publication of the Hang Seng China Enterprises Index or assume any responsibility for the accuracy of such index or information.

         The Hang Seng China Enterprises Index (index symbol "HSCEI") is compiled, published and managed by HSI, a wholly-owned subsidiary of the Hang Seng Bank, and was first calculated and published on August 8, 1994. The Hang Seng China Enterprises Index was launched as a market-capitalization weighted index, consisting of all the Hong Kong listed H-shares of Chinese enterprises one year after the first H-share company was listed on the Stock Exchange of Hong Kong Ltd. (the "SEHK"). H-shares are Hong Kong listed shares, traded in Hong Kong dollars, of Chinese state-owned enterprises. With the launch of the 200-stock Hang Seng Composite Index ("HSCI") on October 3, 2001, the Hang Seng China Enterprises Index became part of the Hang Seng Composite Index Series (the "HSCI Series"). Since then, constituents of the of the Hang Seng China Enterprises Index comprise only the largest H-share companies which are included in the 200-stock HSCI. The Hang Seng China Enterprises Index had a base index of 1,000 at launch, but on October 3, 2001 with the launch of the HSCI Series, the Hang Seng China Enterprises Index was rebased with a value of 2,000 at January 3, 2000 to align with the HSCI Series. The Hang Seng China Enterprises Index is reviewed semi-annually together with the HSCI Series. H-Share companies joining or leaving the HSCI are automatically included or excluded from the Hang Seng China Enterprises Index.

         To be included in the HSCI and be eligible for inclusion in the Hang Seng China Enterprises Index, a stock must have a primary listing on the main board of the SEHK and the issuer must not have a secondary listing in Hong Kong, stocks listed on the Growth Enterprises Market, or preference shares, debt securities, or other derivatives. A stock is removed from the HSCI if (a) it had more than 20 trading days without turnover over the past 12 months, excluding days when the stock is suspended from trading, or (b) if the stock's 12-month average market capitalisation ranks fall to the 240th position or below. Stocks with less than one year listing history will be counted on a pro-rata basis. A stock is added to HSCI if (a) it has had less than 20 trading days without turnover over the past 12 months, excluding days when the stock is suspended from trading, and (b) the stock's 12-month average market capitalisation ranks rises to the 160th position or better. The number of constitute stocks in the HSCI is fixed at 200, so the next highest ranking stock will be added or the next lowest ranking constituents will be removed if the numbers of stocks that leave and join the HSCI are not the same.

         It is expected that the calculation methodology of the Hang Seng China Enterprises Index will be changed to a free float-adjusted market capitalization methodology which will take effect after the regular semi-annual review of the constituents of the Hang Seng China Enterprises Index in February 2006. This free float adjustment will aim to exclude from the Hang Seng China Enterprises Index calculation long-term core shareholdings that are not readily available for trading. A free float-adjusted factor, which represents the proportion of shares that are free-floating as a percentage of issued shares, will be used to adjust the number of shares for index calculation. A 15% cap on individual stock weights will also be applied to assure no one stock dominates the Index.

Historical data on the Hang Seng China Enterprises Index

         The following table sets forth the closing level of the Hang Seng China Enterprises Index at the end of each month in the period from January 2000 through December 2005. This historical data on the Hang Seng China Enterprises Index is not necessarily indicative of the future performance of the Hang Seng China Enterprises Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the Hang Seng China Enterprises Index during any period set forth below is not an indication that the Hang Seng China Enterprises Index is more or less likely to increase or decrease at any time over the term of the Notes.



                                          2000      2001       2002       2003      2004       2005
                                         -------   -------    -------   -------    -------   -------
January................................  1820.05   1588.26    1913.96   2161.61    4597.72   4721.52
February...............................  1454.38   1809.63    2007.95   2197.43    5102.14   5152.38
March..................................  1514.74   1815.19    2034.69   2187.04    4778.13   4792.77
April..................................  1573.45   2062.66    2054.71   2204.85    4061.18   4657.70
May....................................  1694.91   2335.36    2130.60   2460.23    4301.93   4593.03
June...................................  1903.95   2310.48    2167.39   2726.43    4291.02   4861.87
July...................................  2211.17   1982.50    2046.50   3038.89    4335.34   5263.41
August.................................  2201.75   1821.49    1923.63   3340.18    4292.02   5069.99
September..............................  1932.65   1718.96    1890.20   3221.21    4649.66   5227.28
October................................  1790.92   1865.34    1830.95   3862.44    4504.78   4770.37
November...............................  1600.16   1789.82    1907.97   3832.27    4967.44   5032.21
December...............................  1624.13   1757.75    1990.44   5020.18    4741.32   5330.34


         The following graph sets forth the historical performance of the level of the Hang Seng China Enterprises Index presented in the preceding table. Past movements of the Hang Seng China Enterprises Index are not necessarily indicative of the future performance of the Hang Seng China Enterprises Index. On January 27, 2006, the closing level of the Hang Seng China Enterprises Index was 6,277.05.

                               [GRAPHIC OMITTED]

License Agreement


         ML&Co. will enter into a non-exclusive license agreement with HSI and Hang Seng Data Services Limited providing for the license to ML&Co., in exchange for a fee, of the right to use certain indices calculated by HSI in connection with the issuance and marketing of securities, including the Notes.

         The license agreement will provide that the following information must be set forth in this pricing supplement:

         "The Hang Seng China Enterprises Index (the "Index") is published and compiled by HSI Services Limited pursuant to a licence from Hang Seng Data Services Limited. The mark and name Hang Seng China Enterprises Index is proprietary to Hang Seng Data Services Limited. HSI Services Limited and Hang Seng Data Services Limited have agreed to the use of, and reference to, the Index by ML&Co. in connection with the Notes (the "Product"), BUT NEITHER HSI SERVICES LIMITED NOR HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON (i) THE ACCURACY OR COMPLETENESS OF THE INDEX AND ITS COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (ii) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF THE INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT; OR (iii) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF THE INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO THE INDEX IS GIVEN OR MAY BE IMPLIED. The process and basis of computation and compilation of the Index and any of the related formula or formulae, constituent stocks and factors may at any time be changed or altered by HSI Services Limited without notice. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HSI SERVICES LIMITED OR HANG SENG DATA SERVICES LIMITED (i) IN RESPECT OF THE USE OF AND/OR REFERENCE TO THE INDEX BY ML&CO. IN CONNECTION WITH THE PRODUCT; OR (ii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HSI SERVICES LIMITED IN THE COMPUTATION OF THE INDEX; OR (iii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF THE INDEX WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (iv) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON DEALING WITH THE PRODUCT AS A RESULT OF ANY OF THE AFORESAID, AND NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HSI SERVICES LIMITED AND/OR HANG SENG DATA SERVICES LIMITED in connection with the Product in any manner whatsoever by any broker, holder or other person dealing with the Product. Any broker, holder or other person dealing with the Product does so therefore in full knowledge of this disclaimer and can place no reliance whatsoever on HSI Services Limited and Hang Seng Data Services Limited. For the avoidance of doubt, this disclaimer does not create any contractual or quasi-contractual relationship between any broker, holder or other person and HSI Services Limited and/or Hang Seng Data Services Limited and must not be construed to have created such relationship."

The Hang Seng Index

         All disclosure in this pricing supplement regarding the Hang Seng Index, including, without limitation, its make-up, method of calculation and changes in its components, unless otherwise stated is derived from publicly available information. This information reflects the policies of, and is subject to change by HSI and Hang Seng Data Services Limited. None of ML&Co., MLPF&S or MLI accepts any responsibility for the calculation, maintenance, or publication of the Hang Seng Index or assume any responsibility for the accuracy of such index or information.

         The Hang Seng Index (index symbol "HSI") is compiled, published and managed by HSI and was first calculated and published on November 24, 1969. The Hang Seng Index is a market-capitalization weighted index consisting of 33 constituent stocks that, as of February 1, 2006, accounted for about 70% of the total market capitalization of all stocks listed on the SEHK. To be eligible for selection, a company: (1) must be among those that constitute the top 90% of the total market capitalization of all ordinary shares listed on the SEHK (market capitalization is expressed as an average of the past 12 months); (2) must be among those that constitute the top 90% of the total turnover on the SEHK (turnover is aggregated and individually assessed for eight quarterly subperiods for the past 24 months); (3) should normally have a listing history of at least 24 months; and (4) should not be a secondary listed company. From the many eligible candidates, final selections are based on the following: (1) the market capitalization and turnover rankings of the companies; (2) the representation of the subsectors within the Hang Seng Index directly reflecting that of the market; and (3) the financial performance of the companies.

Historical data on the Hang Seng Index

         The following table sets forth the closing level of the Hang Seng Index at the end of each month in the period from January 2000 through December 2005. This historical data on the Hang Seng Index is not necessarily indicative of the future performance of the Hang Seng Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the Hang Seng Index during any period set forth below is not an indication that the Hang Seng Index is more or less likely to increase or decrease at any time over the term of the Notes.


                                          2000       2001       2002       2003       2004       2005
                                        --------   --------   --------  ---------   --------   --------
January................................ 15532.34   16102.35   10725.30    9258.95   13289.37   13721.69
February............................... 17169.44   14787.87   10482.55    9122.66   13907.03   14195.35
March.................................. 17406.54   12760.64   11032.92    8634.45   12681.67   13516.88
April.................................. 15519.30   13386.04   11497.58    8717.22   11942.96   13908.97
May.................................... 14713.86   13174.41   11301.94    9487.38   12198.24   13867.07
June................................... 16155.78   13042.53   10598.55    9577.12   12285.75   14201.06
July................................... 16840.98   12316.69   10267.36   10134.83   12238.03   14880.98
August................................. 17097.51   11090.48   10043.87   10908.99   12850.28   14903.55
September.............................. 15648.98    9950.70    9072.21   11229.87   13120.03   15428.52
October................................ 14895.34   10073.97    9441.25   12190.10   13054.66   14386.37
November............................... 13984.39   11279.25   10069.87   12317.47   14060.05   14937.14
December............................... 15095.53   11397.21    9321.29   12575.94   14230.14   14876.43


         The following graph sets forth the historical performance of the Hang Seng Index presented in the preceding table. Past movements of the Hang Seng Index are not necessarily indicative of the future performance of the Hang Seng Index. On January 27, 2006, the closing level of the Hang Seng Index was 15,753.14.

                              [GRAPHIC OMITTED]

License Agreement

         ML&Co. will enter into a non-exclusive license agreement with HSI and Hang Seng Data Services Limited providing for the license to ML&Co., in exchange for a fee, of the right to use certain indices calculated by HSI in connection with the issuance and marketing of securities, including the Notes.

         The license agreement will provide that the following information must be set forth in this pricing supplement:

         "The Hang Seng Index (the "Index") is published and compiled by HSI Services Limited pursuant to a licence from Hang Seng Data Services Limited. The mark and name Hang Seng Index is proprietary to Hang Seng Data Services Limited. HSI Services Limited and Hang Seng Data Services Limited have agreed to the use of, and reference to, the Index by ML&Co. in connection with the Notes (the "Product"), BUT NEITHER HSI SERVICES LIMITED NOR HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON (i) THE ACCURACY OR COMPLETENESS OF THE INDEX AND ITS COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (ii) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF THE INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT; OR (iii) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF THE INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO THE INDEX IS GIVEN OR MAY BE IMPLIED. The process and basis of computation and compilation of the Index and any of the related formula or formulae, constituent stocks and factors may at any time be changed or altered by HSI Services Limited without notice. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HSI SERVICES LIMITED OR HANG SENG DATA SERVICES LIMITED (i) IN RESPECT OF THE USE OF AND/OR REFERENCE TO THE INDEX BY ML&CO. IN CONNECTION WITH THE PRODUCT; OR (ii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HSI SERVICES LIMITED IN THE COMPUTATION OF THE INDEX; OR (iii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF THE INDEX WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (iv) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON DEALING WITH THE PRODUCT AS A RESULT OF ANY OF THE AFORESAID, AND NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HSI SERVICES LIMITED AND/OR HANG SENG DATA SERVICES LIMITED in connection with the Product in any manner whatsoever by any broker, holder or other person dealing with the Product. Any broker, holder or other person dealing with the Product does so therefore in full knowledge of this disclaimer and can place no reliance whatsoever on HSI Services Limited and Hang Seng Data Services Limited. For the avoidance of doubt, this disclaimer does not create any contractual or quasi-contractual relationship between any broker, holder or other person and HSI Services Limited and/or Hang Seng Data Services Limited and must not be construed to have created such relationship."

The KOSPI 200 Index

         All the disclosure in this pricing supplement regarding the KOSPI 200 Index, including, without limitation, its make-up, method of calculation and changes in its components, unless otherwise stated, has been derived from information made publicly available by the Korean Stock Exchange ("KSE"). This information reflects the policies of the KSE, as stated in this publicly available information, and is subject to change by the KSE at its discretion. None of ML&Co., MLPF&S or MLI accepts any responsibility for the calculation, maintenance, or publication of the KOSPI 200 Index or assume any responsibility for the accuracy of such index or information.

         The Korea Stock Price Index 200, referred to as the KOSPI 200 Index (index symbol "KOSPI2") is calculated, published and disseminated by the KSE and was first calculated and published on June 15, 1994. The base date of the KOSPI 200 Index was set as January 3, 1990 with a base value of 100 as of such date. The KOSPI 200 Index is a capitalization weighted index consisting of 200 constituent stocks which currently make up approximately 70% of the total market value of the KSE. The constituent stocks are a selection of stocks listed on the KSE issued by companies in the following 8 industry categories: fisheries, mining, manufacturing, electricity & gas, construction, services, post & communication and finance. Any industry group whose market capitalization equals less than 1% of the total market capitalization of all the securities listed on the KSE will not be included in the KOSPI 200.

         The basic selection criteria for inclusion in the KOSPI 200 Index is the average market capitalization for a company and the daily total trading volume for its common stock for the same period for which its capitalization is calculated. This average market capitalization is calculated by dividing the aggregate value attained by multiplying the closing price of the listed common stock of a company as of the last trading day of each month by the number of the listed common shares for a period equal to one year from April of the year preceding the selection date, by 12. The constituent stocks are first chosen from industry categories other than manufacturing on the basis of rank order of average monthly market capitalization, while ensuring that the accumulated market capitalization of the selected stocks is at least 70% of the total market capitalization of the same industry category. However, if the selected stock's annual trading volume is below 85% of the constituent stocks in the same industry category, such stock will be excluded and the next ranking stock in market capitalization and which satisfies the trading value requirement will be selected. Stocks of companies in the manufacturing category will be selected after companies in the other industry categories (and only to the extent that the number of constituent stocks from non-manufacturing industry groups has not reached 200) in order of market capitalization rank and provided that the selected stock's annual trading value is above 85% of companies in the same industry category. Notwithstanding the above criteria, if a stock does not satisfy the above criteria but the market capitalization of the issuing company is within the top 50 in terms of total market capitalization in its industry group, the KOSPI Maintenance Committee (which oversees the selection and periodic realignment of stocks in the KOSPI 200 Index) may include such stock in the KOSPI 200 Index.

         The KOSPI 200 Index is subject to periodic realignment annually in April of each year and special realignment on an as needed basis. The method of periodic realignment is similar to the method for selection of constituent stocks described above, but the market capitalization of any replacement company must be within 90% of the market capitalization of the constituent companies of the same industry group. A stock will be removed from the KOSPI 200 Index if its market capitalization falls outside 110% of the constituent stocks in its relevant industry group. Even if a stock qualifies for inclusion in the KOSPI 200 Index pursuant to the 90% test, it will not be included if another stock is not deleted pursuant to the 110% test. A special realignment is made from time to time if a constituent stock is deemed inappropriate for inclusion due to the cancellation of listing, designation as a regulated stock, merger or other similar occurrences.

         The KOSPI 200 Index is calculated by dividing the current total market capitalization of all the constituent stocks (obtained by multiplying the common stock price for such constituent stock by the total number of its outstanding stocks) by the base market capitalization of all the constituent stocks and multiplying the result with 100. The base market capitalization of the constituent stocks is adjusted for corporate actions which include but are not limited to new listings, delistings, rights offerings, private placements, public offerings, capital reductions with consideration, mergers and conversion of convertible bonds.

Historical Data on the KOSPI 200 Index

         The following table sets forth the closing level of the KOSPI 200 Index at the end of each month in the period from January 2000 through December 2005. This historical data on the KOSPI 200 Index is not necessarily indicative of the future performance of the KOSPI 200 Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the KOSPI 200 Index during any period set forth below is not any indication that the KOSPI 200 Index is more or less likely to increase or decrease at any time over the term of the Notes.

                                          2000       2001      2002      2003      2004       2005
                                         -----      -----     -----     ------    ------     ------
January................................ 119.08      77.98     92.99      75.22    110.89     121.06
February............................... 103.17      72.14    102.62      72.85    115.92     130.85
March.................................. 108.03      65.16    111.84      68.05    115.98     124.78
April..................................  91.21      72.45    106.39      76.45    112.40     117.58
May....................................  92.74      76.09    100.80      80.53    104.14     124.84
June................................... 104.43      73.20     93.69      85.47    101.85     129.43
July...................................  89.35      66.98     90.16      91.52     95.27     143.32
August.................................  86.54      67.42     92.55      97.59    102.89     140.09
September..............................  76.37      58.91     81.37      89.55    107.69     157.55
October................................  64.00      66.44     83.10     101.44    107.99     148.84
November...............................  63.48      80.03     92.05     103.61    113.40     165.95
December...............................  63.35      86.97     79.87     105.21    115.25     177.43

         The following graph sets forth the historical performance of the KOSPI 200 Index for the period presented in the preceding table. This historical information is furnished as a matter of information only and should not be taken as an indication of future performance. On January 27, 2006, the closing level of the KOSPI 200 Index was 178.64.

                              [GRAPHIC OMITTED]

License Agreement

         Merrill Lynch International & Co., CV and the KSE have entered into a non-exclusive license agreement providing for the license to Merrill Lynch International & Co., CV and its affiliates (including ML&Co.), in exchange for a fee, of the right to use certain indices calculated by the KSE in connection with the issuance and marketing of securities, including the Notes.

         The license agreement provides that the following information must be set forth in this pricing supplement:

         "KOSPI" and "KOSPI 200" are trademarks/service marks of the Korea Stock Exchange and have been licensed for use by Merrill Lynch & Co., Inc.

         The Notes are not sponsored, endorsed, sold or promoted by the Korea Stock Exchange ("KSE"). KSE makes no representation or warranty, express or implied, to owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the KOSPI 200 Index to track general stock market performance. KSE's only relationship to ML&Co. is the licensing of certain trademarks and trade names of KSE and of the KOSPI 200 Index which is determined, composed and calculated by KSE without regard to ML&Co. or the Notes. KSE has no obligation to take the needs of ML&Co. or the owners of the Notes into consideration in determining, composing or calculation the KOSPI 200 Index. KSE is not responsible for and has not participated in the determination of the prices and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are converted into cash. KSE has no obligation or liability in connection with the administration, marketing or trading of the Notes.

         KSE DOES NOT GUARANTEE THE ACCURACY AND/OR COMPLETENESS OF THE KOSPI 200 INDEX OR ANY DATA INCLUDED THEREIN AND KSE SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. KSE MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ML&CO., OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE KOSPI 200 INDEX OR ANY DATA INCLUDED THEREIN. KSE MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE KOSPI 200 INDEX OR ANY DATA INCLUDED THERE. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL KSE HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES."

The Russian Depositary Index

         All the disclosure in this pricing supplement regarding the Russian Depositary Index (the "RDX") is derived from The Rules for the Russian Depositary Receipts Index published by the Wiener Borse and other publicly available information. This information reflects the policies of the Wiener Borse, as stated in this publicly available information, and is subject to change by the Wiener Borse at its discretion. None of ML&Co., MLPF&S or MLI accepts any responsibility for the calculation, maintenance, or publication of the Russian Depositary Index or assume any responsibility for the accuracy of such index or information.

         The Russian Depositary Index (index symbol "RDXEUR", the Russian Depositary Index denominated in European Union euro) is calculated, published and disseminated by the Wiener Borse. The Russian Depositary Index was set to a base value of 1,000 index points on October 8, 1997. The Russian Depositary Index is a capitalization-weighted price index consisting of the most actively traded depositary receipts on the blue chip stocks of the Russian stock market traded on the London Stock Exchange and reflects in real-time the movement of the underlying depositary receipts, as well as currency updates, which occur every two minutes. As of January 31, 2006, 9 depositary receipts were included in the RDX. The RDX is a capitalization weighted price index and is not adjusted for dividend payments on the constituent depositary receipts comprising the indices. The RDX incorporates free float factors (the free float of a component stock is defined as the percentage of the shares of the issuing company which are available for trading) which are intended to ensure that the weight of a particular stock in an index roughly corresponds to the fraction of the registered capital that is actually available for public trading on the London Stock Exchange. The indices also incorporate a representation factor to ensure that a component stock of the indices cannot exceed a maximum weighting cap of 25%. The RDX Index is calculated on every trading day for depositary receipts on the London Stock Exchange regardless of whether trading takes place in the underlying stocks at the local exchange.

         The selection criteria for depositary receipts included in the Russian Depositary Index are: liquidity of the depositary receipts, market capitalization and significance of the underlying stocks, price availability of the depositary receipt, representativeness for the sector, market interest and exchange listing. There is no limit to the maximum number of depositary receipts that may be contained in the RDX. Only ordinary depositary receipts, not National Privatization Units or investment funds set up as stock corporations, are eligible for inclusion in such country index. The selection of stocks for inclusion in the Russian Depositary Index is made on a quarterly basis by the RDX Committee, which consists of representatives of the Wiener Borse, members of Wiener Borse, financial institutions issuing financial products on the RDX, academic circles and market experts.

Historical data on the Russian Depositary Index

         The following table sets forth the closing level of the Russian Depositary Index at the end of each month in the period from January 2000 through December 2005. This historical data on the Russian Depositary Index is not necessarily indicative of the future performance of the Russian Depositary Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the Russian Depositary Index during any period set forth below is not an indication that the Russian Depositary Index is more or less likely to increase or decrease at any time over the term of the Notes.


                                          2000       2001      2002       2003      2004       2005
                                         ------     ------    ------     ------    ------    -------
January................................  429.65     382.48    597.05     450.79    742.70     742.30
February...............................  422.19     358.04    562.32     504.71    827.76     803.58
March..................................  549.73     356.80    646.15     461.94    958.44     743.72
April..................................  539.46     396.10    686.97     564.04    806.90     746.28
May....................................  457.51     499.52    676.45     602.57    735.08     778.58
June...................................  417.19     502.76    573.46     656.67    727.32     851.08
July...................................  469.65     435.46    510.11     624.15    711.35     928.32
August.................................  566.76     432.15    516.53     718.20    770.96    1066.84
September..............................  476.94     376.46    492.89     741.90    812.62    1318.66
October................................  497.74     422.30    546.69     694.31    826.15    1212.52
November...............................  353.97     471.48    533.76     688.68    742.33    1366.47
December...............................  324.23     510.34    489.44     682.69    705.85    1409.12

         The following graph sets forth the historical performance of the Russian Depositary Index presented in the preceding table. Past movements of the Russian Depositary Index are not necessarily indicative of the future performance of the Russian Depositary Index. On January 27, 2006, the closing level of the Russian Depositary Index was 1,761.79.

                               [GRAPHIC OMITTED]

License Agreement

         ML&Co. and the Wiener Borse have entered into a non-exclusive license agreement providing for the license to ML&Co. of the right to use certain indices calculated by the Wiener Borse in connection with the issuance and marketing of securities, including the Notes.

         The license agreement provides that the following information must be set forth in this pricing supplement:

         "The Russian Depositary Index was developed and is real-time calculated and published by Wiener Borse AG. The full name of the Index and its abbreviation are protected by copyright law as trademarks. The Russian Depositary Index description, rules and composition are available online on www.indices.cc - the index portal of Wiener Borse AG.

         Wiener Borse does not guarantee the accuracy and/or the completeness of the Russian Depositary Index or any data included therein and Wiener Borse shall have no liability for any errors, omissions, or interruptions therein.

         A non-exclusive authorization to use the Russian Depositary Index in conjunction with financial products was granted upon the conclusion of a license agreement between ML&Co. and Wiener Borse AG. The only relationship to ML&Co. is the licensing of certain trademarks and trade names of Russian Depositary Index which is determined, composed and calculated by Wiener Borse without regard to ML&Co. or the Notes. Wiener Borse reserves the rights to change the methods of index calculation or publication, to cease the calculation or publication of the Russian Depositary Index or to change the Russian Depositary Index trademarks or cease the use thereof.

         The Notes are not in any way sponsored, endorsed, sold or promoted by the Wiener Borse. Wiener Borse makes no warranty or representation whatsoever, express or implied, as to results to be obtained by ML&Co., owners of the Notes, or any other person or entity from the use of the Russian Depositary Index or any data included therein. Without limiting any of the foregoing, in no event shall Wiener Borse have any liability for any special, punitive, indirect, or consequential damages (including lost profits), even if notified of the possibility of such damages."

                     UNITED STATES FEDERAL INCOME TAXATION

         Set forth in full below is the opinion of Sidley Austin LLP, counsel to ML&Co. ("Tax Counsel"). As the law applicable to the United States federal income taxation of instruments such as the Notes is technical and complex, the discussion below necessarily represents only a general summary. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. The discussion below supplements the discussion set forth under the section entitled "United States Federal Income Taxation" that is contained in the accompanying prospectus supplement and supersedes that discussion to the extent that it contains information that is inconsistent with that which is contained in the accompanying prospectus supplement. The discussion below deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt entities or persons holding the Notes in a tax-deferred or tax-advantaged account (except to the extent specifically discussed below), dealers in securities or currencies, persons holding Notes as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging", "conversion" or "integrated" transaction for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). If a partnership holds the Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Thus, persons who are partners in a partnership holding the Notes should consult their own tax advisors. Moreover, all persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

         As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or a partnership (including an entity treated as a corporation or a partnership for United States federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise), (iii) an estate the income of which is subject to United States federal income tax regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. Certain trusts not described in clause (iv) above in existence on August 20, 1996 that elect to be treated as United States persons will also be U.S. Holders for purposes of the following discussion. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

General

         There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for United States federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. Accordingly, the proper United States federal income tax characterization and treatment of the Notes is uncertain. Pursuant to the terms of the Notes, ML&Co. and every holder of a Note agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize a Note for all tax purposes as a pre-paid cash-settled forward contract linked to the value of the Basket. In the opinion of Tax Counsel, this characterization and tax treatment of the Notes, although not the only reasonable characterization and tax treatment, is based on reasonable interpretations of law currently in effect and, even if successfully challenged by the Internal Revenue Service (the "IRS"), will not result in the imposition of penalties. The treatment of the Notes described above is not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for United States federal income tax purposes, and no ruling is being requested from the IRS with respect to the Notes.

         Due to the absence of authorities that directly address instruments that are similar to the Notes, significant aspects of the United States federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization described above. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the United States federal income tax consequences of an investment in the Notes (including alternative characterizations of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the assumption that the treatment described above is accepted for United States federal income tax purposes.

Tax Treatment of the Notes

         Assuming the characterization of the Notes as set forth above, Tax Counsel believes that the following United States federal income tax consequences should result.

         Tax Basis. A U.S. Holder's tax basis in a Note will equal the amount paid by the U.S. Holder to acquire the Note.

         Payment on the Maturity Date. Upon the receipt of cash on the maturity date of the Notes, a U.S. Holder may recognize gain or loss. The amount of that gain or loss, if any, will be the extent to which the amount of the cash received differs from the U.S. Holder's tax basis in the Note. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. Absent a future clarification in current law (by an administrative determination, judicial ruling or otherwise), where required, ML&Co. intends to report any such gain or loss to the IRS in a manner consistent with the treatment of that gain or loss as capital gain or loss. If any such gain or loss is treated as capital gain or loss, then that gain or loss will generally be long-term capital gain or loss, as the case may be, if the U.S. Holder held the Note for more than one year as of the maturity date. The deductibility of capital losses is subject to certain limitations.

         Sale or Exchange of the Notes. Upon a sale or exchange of a Note prior to the maturity date of the Notes, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference, if any, between the amount realized on the sale or exchange and the U.S. Holder's tax basis in the Note so sold or exchanged. Any such capital gain or loss will generally be long-term capital gain or loss if the U.S. Holder held the Note for more than one year at the time of disposition. As discussed above, the deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Treatments of an Investment in the Notes

         Due to the absence of authorities that directly address the proper characterization of the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the United States federal income tax consequences of owning the Notes under Treasury regulations governing contingent payment debt instruments (the "CPDI Regulations").

         If the IRS were successful in asserting that the CPDI Regulations applied to the Notes, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the Notes every year at a "comparable yield" for us, determined at the time of issuance of the Notes. Furthermore, any gain realized on the maturity date or upon a sale or other disposition of the Notes would generally be treated as ordinary income, and any loss realized on the maturity date or upon a sale or other disposition of the Notes would be treated as ordinary loss to the extent of the U.S. Holder's prior accruals of original issue discount and capital loss thereafter.

         Even if the CPDI Regulations do not apply to the Notes, other alternative United States federal income tax characterizations or treatments of the Notes may also be possible, and if applied could also affect the timing and the character of the income or loss with respect to the Notes. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the United States federal income tax consequences of an investment in the Notes.

Constructive Ownership Law

         Section 1260 of the Internal Revenue Code of 1986, as amended (the "Code"), treats a taxpayer owning certain types of derivative positions in property as having "constructive ownership" of that property, with the result that all or a portion of any long-term capital gain recognized by that taxpayer with respect to the derivative position will be recharacterized as ordinary income. In its current form, Section 1260 of the Code does not apply to the Notes. If Section 1260 of the Code were to apply to the Notes in the future, however, the effect on a U.S. Holder of a Note would be to treat all or a portion of any long-term capital gain recognized by the U.S. Holder on the sale, exchange or maturity of a Note as ordinary income. In addition,
Section 1260 of the Code would impose an interest charge on any gain that was recharacterized. U.S. Holders should consult their tax advisors regarding the potential application of Section 1260 of the Code, if any, to the purchase, ownership and disposition of a Note.

Unrelated Business Taxable Income

         Section 511 of the Code generally imposes a tax, at regular corporate or trust income tax rates, on the "unrelated business taxable income" of certain tax-exempt organizations, including qualified pension and profit sharing plan trusts and individual retirement accounts. As discussed above, the U.S. federal income tax characterization of the Notes is uncertain. Nevertheless, in general, if the Notes are held for investment purposes, the amount of income or gain, if any, realized on the maturity date or upon a sale or exchange of a Note prior to the maturity date, or any income that would accrue to a holder of a

Note if the Notes were characterized as contingent payment debt instruments (as discussed above), will not constitute unrelated business taxable income. However, if a Note constitutes debt-financed property (as defined in Section 514(b) of the Code) by reason of indebtedness incurred by a holder of a Note to purchase the Note, all or a portion of any income or gain realized with respect to such Note may be classified as unrelated business taxable income pursuant to Section 514 of the Code. Moreover, prospective investors in the Notes should be aware that whether or not any income or gain realized with respect to a Note which is owned by an organization that is generally exempt from U.S. federal income taxation pursuant to Section 501(a) of the Code constitutes unrelated business taxable income will depend upon the specific facts and circumstances applicable to such organization. Accordingly, any potential investors in the Notes that are generally exempt from U.S. federal income taxation pursuant to Section 501(a) of the Code are urged to consult with their own tax advisors concerning the U.S. federal income tax consequences to them of investing in the Notes.

Non-U.S. Holders

         Based on the treatment of each Note as a pre-paid cash-settled forward contract linked to the value of the Basket, in the case of a non-U.S. Holder, a payment made with respect to a Note on the maturity date will not be subject to United States withholding tax, provided that the non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with a United States trade or business of the non-U.S. Holder. Any capital gain realized upon the sale or other disposition of a Note by a non-U.S. Holder will generally not be subject to United States federal income tax if (i) that gain is not effectively connected with a United States trade or business of the non-U.S. Holder and (ii) in the case of an individual non-U.S. Holder, the individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition, or the gain is not attributable to a fixed place of business maintained by the individual in the United States, and the individual does not have a "tax home" (as defined for United States federal income tax purposes) in the United States.

         As discussed above, alternative characterizations of the Notes for United States federal income tax purposes are possible. Should an alternative characterization of the Notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the Notes to become subject to withholding tax, ML&Co. will withhold tax at the applicable statutory rate. Prospective non-U.S. Holders of the Notes should consult their own tax advisors in this regard.

Backup Withholding

         A beneficial owner of a Note may be subject to backup withholding at the applicable statutory rate of United States federal income tax on certain amounts paid to the beneficial owner unless the beneficial owner provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

         Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against the beneficial owner's United States federal income tax provided the required information is furnished to the IRS.

                             ERISA CONSIDERATIONS

         Each fiduciary of a pension, profit-sharing or other employee benefit plan (a "plan") subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), should consider the fiduciary standards of ERISA in the context of the plan's particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

         Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (also "plans") from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code ("parties in interest") with respect to the plan or account. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain employee benefit plans and arrangements including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) ("non-ERISA arrangements") are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws ("similar laws").

         The acquisition of the Notes by a plan with respect to which we, MLPF&S or certain of our affiliates is or becomes a party in interest may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless those Notes are acquired pursuant to and in accordance with an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or "PTCEs", that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Notes. These exemptions are:

         (1) PTCE 84-14, an exemption for certain transactions determined or effected by independent qualified professional asset managers;

         (2) PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

         (3) PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

         (4) PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; and

         (5) PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.

         The Notes may not be purchased or held by (1) any plan, (2) any entity whose underlying assets include "plan assets" by reason of any plan's investment in the entity (a "plan asset entity") or (3) any person investing "plan assets" of any plan, unless in each case the purchaser or holder is eligible for the exemptive relief available under one or more of the PTCEs listed above or another applicable similar exemption. Any purchaser or holder of the Notes or any interest in the Notes will be deemed to have represented by its purchase and holding of the Notes that it either (1) is not a plan or a plan asset entity and is not purchasing those Notes on behalf of or with "plan assets" of any plan or plan asset entity or (2) with respect to the purchase or holding, is eligible for the exemptive relief available under any of the PTCEs listed above or another applicable exemption. In addition, any purchaser or holder of the Notes or any interest in the Notes which is a non-ERISA arrangement will be deemed to have represented by its purchase and holding of the Notes that its purchase and holding will not violate the provisions of any similar law.

         Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Notes on behalf of or with "plan assets" of any plan, plan asset entity or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable.

                          USE OF PROCEEDS AND HEDGING

         The net proceeds from the sale of the Notes will be used as described under "Use of Proceeds" in the accompanying prospectus and to hedge market risks of ML&Co. associated with its obligation to pay the Redemption Amount.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

         MLPF&S has advised ML&Co. that it proposes initially to offer all or part of the Notes directly to the public on a fixed price basis at the offering price set forth on the cover of this pricing supplement. After the initial public offering, the public offering price may be changed. The obligations of MLPF&S are subject to certain conditions and it is committed to take and pay for all of the Notes if any are taken.

                                    EXPERTS

         The consolidated financial statements, the related financial statement schedule, and management's report on the effectiveness of internal control over financial reporting incorporated in this pricing supplement by reference from Merrill Lynch & Co., Inc.'s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         With respect to the unaudited interim condensed consolidated financial information for the three-month periods ended April 1, 2005 and March 26, 2004, the three-month and six-month periods ended July 1, 2005 and June 25, 2004 and the three-month and nine-month periods ended September 30, 2005 and September 24, 2004 which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for reviews of such information. However, as stated in their reports included in Merrill Lynch & Co., Inc.'s Quarterly Reports on Form 10-Q for the quarters ended April 1, 2005, July 1, 2005 and September 30, 2005 and incorporated by reference herein, they did not audit and they do not express opinions on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim condensed consolidated financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                        INDEX OF CERTAIN DEFINED TERMS



                                                                        Page

 Basket..............................................................   PS-3
 Basket Business Day.................................................  PS-12
 Basket Index........................................................   PS-3
 Business Day........................................................  PS-15
 Calculation Day.....................................................  PS-12
 Calculation Period..................................................  PS-11
 Ending Value........................................................   PS-4
 Index Publisher.....................................................  PS-14
 Market Disruption Event.............................................  PS-14
 Multiplier..........................................................   PS-3
 Notes...............................................................   PS-1
 Participation Rate..................................................   PS-4
 Pricing Date........................................................   PS-3
 Redemption Amount...................................................   PS-4
 Starting Value......................................................   PS-4
 Successor index.....................................................  PS-15
 Threshold Value.....................................................   PS-4

==============================================================================






                               [OBJECT OMITTED]

                                1,000,000 Units

                           Merrill Lynch & Co., Inc.

                          Medium-Term Notes, Series C
                         Leveraged Index Return Notes
                  Linked to the Emerging Market Equity Basket
                             due September   , 2009
                  $10 original public offering price per unit



                            -----------------------

                              PRICING SUPPLEMENT

                            -----------------------









                              Merrill Lynch & Co.







                                February   , 2006

"Leveraged Index Return Notes" is a service mark of Merrill Lynch & Co., Inc.


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